UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   QMED, INC.
               ---------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                         22-2468665
---------------------------------                      --------------------
  (State or Other Jurisdiction                            (I.R.S. Employer
of Incorporation or Organization)                       Identification No.)

                               25 Christopher Way
                           Eatontown, New Jersey 07724
                                 (732) 544-5544
     -----------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Michael W. Cox
                                   QMed, Inc.
                               25 Christopher Way
                           Eatontown, New Jersey 07724
               --------------------------------------------------
               (Name and Address of Agent For Service of Process)

                                 (732) 544-5544
           -----------------------------------------------------------
          (Telephone Number, Including Area Code of Agent for Service)


                                 With a Copy to:

                            William P. Oberdorf, Esq.
                            St. John & Wayne, L.L.C.
                  Two Penn Plaza East, Newark, New Jersey 07105
                                 (973) 491-3600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

------------------------- ---------------------- ----------------------- ---------------------- ---------------------
 Title of Each Class of                             Proposed Maximum       Proposed Maximum
    Securities to be          Amount to be         Offering Price Per     Aggregate Offering          Amount of
      Registered*              Registered                 Unit                 Price (1)          Registration Fee
------------------------- ---------------------- ----------------------- ---------------------- ---------------------
Common Stock                   635,555 (2)           $      11.45(3)        $ 7,277,105             $    857
$.001 par value
------------------------- ---------------------- -------------------- ---------------------------- ------------------
Common Stock                   158,888 (4)           $      11.75           $ 1,866,934             $    220
$.001 par value
------------------------- ---------------------- -------------------- ---------------------------- ------------------
TOTALS:                        794,443                                      $ 9,144,039             $  1,077
------------------------- ---------------------- ---------------- ---------------------------- ----------------------

         *In the event of a stock split, stock dividend, or similar transaction involving the Registrant's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

         (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

         (2) These shares are outstanding shares being offered for resale by certain of our shareholders.

         (3) Based on the closing price of the Registrant's common stock reported on the NASDAQ Small Cap Market on March 10, 2005.

         (4) These shares are issuable upon the exercise of additional investment rights to purchase shares of our common stock and are registered for resale.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     SUBJECT TO COMPLETION - March 11, 2005

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities (except pursuant to a transaction exempt from the registration requirements of the Securities Act of
1933) until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                   QMED, INC.
                               25 Christopher Way
                           Eatontown, New Jersey 07724
                                 (732) 544-5544

                         794,443 SHARES OF COMMON STOCK
                                ($.001 par value)


This prospectus (the "Prospectus") relates to the offer and sale from time to time of up to 794,443 shares of our common stock held by the shareholders named in the "Selling Shareholders" section of this Prospectus.

o        635,555 of these shares are currently outstanding; and

o 158,888 of these shares are issuable upon exercise of additional investment rights to purchase common stock for a period of time ("Additional Investment Rights").

The prices at which the Selling Shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. See "Plan of Distribution" on page 7. Except with respect to the exercise of the Additional Investment Rights, we will not receive any of the proceeds from the sale of the shares. See "Use of Proceeds" on page
6. Except for brokerage expenses, fees, discounts, and commissions, which will be paid by the Selling Shareholders, we will bear all expenses of registration incurred in connection with this offering.

Our common stock is traded in the Nasdaq Small Cap Market, under the symbol "QMED". On March 10, 2005, the last reported sale price of the common stock on the Nasdaq Small Cap Market was $11.45 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2


Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is March ___, 2005

                                TABLE OF CONTENTS

PART I. PROSPECTUS

         PROSPECTUS SUMMARY...............................................1

         FORWARD LOOKING STATEMENTS ......................................1

         RISK FACTORS.....................................................2

         AVAILABILITY OF ADDITIONAL INFORMATION ..........................6

         USE OF PROCEEDS..................................................6

         SELLING SHAREHOLDERS.............................................7

         PLAN OF DISTRIBUTION.............................................8

         EXPERTS..........................................................9

         LEGAL MATTERS....................................................9

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION......................10

         INDEMNIFICATION OF OFFICERS AND DIRECTORS........................10

         EXHIBIT INDEX....................................................10

         UNDERTAKINGS.....................................................11

         SIGNATURES ......................................................12

                               PROSPECTUS SUMMARY

      We are registering our common stock for resale by the Selling Shareholders. The Selling Shareholders and the specific number of shares that they each may resell through this Prospectus are listed on pages 6 and 7.

      The shares offered for resale under this Prospectus include the following:

     o    635,555 shares of common stock; and

     o 158,888 shares of common stock that can be purchased pursuant to Additional Investment Rights.

      We issued an aggregate of 635,555 shares of our common stock to the Selling Shareholders pursuant to the terms of a Securities Purchase Agreement, dated as February 14, 2005. Additionally, in accordance with the foregoing Securities Purchase Agreement, we issued the same Selling Shareholders Additional Investment Rights to purchase, for a period of time, an aggregate of 158,888 shares of common stock.

      We will not receive any of the proceeds from the resale of the Common Stock. However, we may receive an aggregate of $1,866,934 if the Additional Investment Rights are exercised in full.

      We have agreed to pay certain expenses incurred in registering the Shares, including legal and accounting fees. The Selling Shareholders will pay brokerage expenses, fees, discounts, and commissions.

      The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the Shares.

      This Prospectus describes certain risk factors that you should consider before purchasing the Shares. See "Risk Factors" beginning on page 2. You should read this Prospectus together with the additional information described under the heading "Availability of Additional Information" on page 5.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve risks and uncertainties. In this report, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision. Our actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. For discussion of the factors that might cause such a difference, see "Risk Factors." We undertake no obligation to update or revise such forward-looking statements.

                                  RISK FACTORS

You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results, and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these issues.

We have had a history of loss and may incur additional losses.

         We have had a history of losses and will need increased revenues and continued cost controls for our disease management business to achieve sustained profitability.

We depend on payments from CMS and health plans, and cost reduction pressure on these entities may adversely affect our business and results of operations.

         The healthcare industry in which we operate is currently subject to significant cost reduction pressures as a result of constrained revenues from governmental and private sources as well as from the increasing underlying cost of medical care. We believe that these pressures will continue and possibly intensify. While we believe that our services are geared specifically to assist health plans and governmental agencies in controlling the high costs associated with the treatment of chronic diseases, the pressures to reduce costs immediately may have a negative effect in certain circumstances on the ability of or the length of time required for us to sign new contracts. In addition, this focus on cost reduction may result in increased focus from health plans on contract restructurings that reduce the fees paid to us for our services. There can be no assurance that these financial pressures will not have a negative impact on our operations.

Compliance with new federal and state legislative and regulatory initiatives could adversely affect our results of operations or may require us to spend substantial amounts acquiring and implementing new information systems or modifying existing systems.

         Health plans and employers are subject to considerable state and federal government regulation. Many of these regulations are vaguely written and subject to differing interpretations that may, in certain cases, result in unintended consequences that may impact our ability to effectively deliver our services. The current focus on regulatory and legislative efforts to protect the confidentiality of patient identifiable medical information, as evidenced by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), is one such example. We believe that our ability to obtain patient identifiable medical information for disease management purposes from health plans with which we contract is protected in federal regulations governing medical record confidentiality. State legislation or regulation of this information may be more restrictive and may preempt federal legislation. We are continually determining the extent to which specific state legislation or regulations govern our health plan operations. New federal or state legislation or regulation in this area, which prohibitively restricts the availability of certain critical information to us, would have a material negative impact on our disease management operations.

The disease management and care enhancement industry has a lengthy sales cycle for new contracts because it is a relatively new segment of the health care industry.

         The disease management industry, which is growing rapidly, is a relatively new segment of the overall healthcare industry and has many entrants marketing various services and products labeled as "disease management." The generic label of disease management has been utilized to characterize a wide range of activities from the sale of medical supplies and drugs to services aimed at demand management. Because the industry is relatively new, health plan purchasers of these services have not had significant experience purchasing, evaluating or monitoring such services which generally results in a lengthy sales cycle for new health plan contracts. In addition, because the industry is still relatively new and health plans have only recently entered into disease management contracts, we have a significant concentration of our revenues represented by contracts with three (3) health plans: (i) PacifiCare of California; (ii) PacifiCare of Texas; and (iii) HealthPartners of Minnesota, which collectively accounted for approximately 45% of our revenues for the year ended November 2004. Until additional significant health plan contracts are signed and implemented by us, the loss or a downward restructuring of a contract with a single large health plan customer would negatively and materially impact our results of operations and financial condition.

         We have submitted several proposals to CMS relating to The Capitated Demonstration Project. Three such proposals are with a national Health Plan , and one where we are the prime contractor along with Dakota Care of South Dakota. These proposals are subject to review by Health and Human Services ("HHS") and by the Office of Management and Budget ("OMB") as they relate to "cost neutrality." The review process was conducted during 2004 and the results are still under consideration by HHS and OMB. Accordingly, there can be no certainty that these projects will ultimately be awarded to our Health Plan partner or us.

A failure of our information systems could adversely affect our business.

         The disease management industry is dependent on the effective use of information technology. While we believe that our state-of-the-art technology provides us with a competitive advantage in the industry, we expect to continually invest in updating and expanding technology and, in some cases, will be required to make systems investments in advance of the generation of revenues from contracts. In addition, these system requirements expose us to technology obsolescence risks. Accordingly, we amortize our computer software and hardware over five (5) years.

We depend on the timely receipt of accurate data from our health plan customers and our accurate analysis of such data.

         The measurement of our performance under our health plan contracts is highly dependent upon the timely receipt of accurate data from our health plan customers and the accuracy of the analysis of such data. Data acquisition, data quality control and data analysis are intense and complex processes subject to error. Untimely, incomplete or inaccurate data from a customer or flawed analysis of such data could have a material adverse impact on our revenues from that contract.

Our revenues are subject to seasonal pressure from the disenrollment process of our contracted health plans.

         The membership enrollment and disenrollment processes of our health plan customers can result in a cyclical reduction of lives under management, especially during our first quarter. Employers typically make decisions about health insurance carriers at the end of each calendar year. Health plans also assess the types of markets they service as well as the contractual arrangements of medical groups within those markets. In any event, all of these factors will have an effect on membership as of January 1 of each year. A health plans decision to exit markets or non-renewal of contracts with their medical groups will result in a loss of covered lives under management as of January 1. Although these decisions may also result in a gain of members, the process of identification and enrollment will typically lag by six (6) months or longer. To date, the result of these cyclical changes has not had a material impact on the company's revenues or results of operations. A potential seasonal impact on covered membership could include a decision by a health plan to withdraw or expand coverage thereby automatically disenrolling previously covered members or enrolling new members, as would significant shifts in employers' participation in the plans. In addition, because the disease management industry is relatively new, the renewal experience for these contracts is limited. No assurances can be given that results from contract restructurings and possible terminations at or prior to renewal would not have a material negative impact on our operations and financial condition.

Share prices of healthcare companies may be volatile.

         Share prices of healthcare companies and our share price in particular may be volatile. The volatility may be influenced by the market's perceptions of the healthcare sector in general, or other companies believed to be similar to us or by the market's perception of our operations and future prospects. Many of these perceptions are beyond our control.

The fact that we are dependent on independent companies to meet our manufacturing needs could negatively impact our operations if relationships with such independent companies should deteriorate.

         We contract with electronics companies for the manufacture and sub-assembly of devices and accessories and provide these contractors with technical expertise. These devices undergo final testing and packaging at our facility located in Sag Harbor, New York. Although we have not experienced significant delays or disruptions in the assembly and delivery of our products, there can be no assurance that delays or disruptions will not occur in the future. A deterioration of our relationship with our independent contract manufacturers could subject us to substantial delays in the delivery of our products to customers. Such delays could subject us to possible cancellation of orders and the loss of certain customers.

         Whenever possible, we use multiple sources of supply for components. However, we believe that there are only singular sources of supply for certain components. There is no assurance that these sources will continue to supply those parts and, if they become unavailable, we would be adversely affected. Also, there can be no assurance that our contract manufacturers will maintain an acceptable level of quality and capability for assembling the products to our specifications.

Competition with our primary service is increasing.

         Our primary service is the online health management system for cardiovascular disease ("ohms/cvd(R)"). Several entities, including pharmaceutical companies, pharmacy benefit managers, and independent companies are pursuing management of cardiac conditions, which we consider to be in competition with ohms. Such competition could adversely affect the market share of ohms/cvd.

Competition may increase and such competition could come from companies that are considerably larger and have greater financial and marketing resources than we have.

         Monitor One ischemia products (the line of heart monitors produced and sold by us) compete primarily with ambulatory arrhythmia ECG scanning services, of which there are more than 75 in the United States, and other ambulatory ECG monitoring equipment manufacturers. In many cases, some of these companies have substantially greater marketing, financial and other resources than we have.

         We believe that direct competition in ambulatory ischemic monitoring, products for testing autonomic function and disease management may come from companies that are considerably larger and have greater financial and human resources and marketing capabilities. Primary competitive factors in the medical device industry include scientific and technological superiority, price, service, product support, availability of patent protection, access to adequate capital, and the ability to successfully develop and market products and processes.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

         We maintain a policy of seeking patent protection in the United States and other countries in connection with certain elements of our technology. The patent laws of foreign countries may differ from those of the United States as to the patentability of our products and, accordingly, the degree of protection afforded by the pendency or issuance of foreign patents may be different than the protection afforded under corresponding United States patents. There can be no assurance that patents will be obtained in foreign jurisdictions with respect to our products or that the United States patents and any foreign patents will significantly protect our intellectual property interests or be commercially beneficial.

         We do not intend to rely solely on patent protection for our proprietary technology. We also rely upon trade secrets, copyright protection, confidentiality agreements with employees, know-how, expertise and lead-time to attain and maintain our competitive position. To the extent that we rely upon these measures, there can be no assurance that others might not independently develop similar technology or that secrecy will not be breached. Due to volatility in the insurance industry, there are no assurances that insurance will continue to be available in adequate amounts or at reasonable costs.

         We maintain professional malpractice, product liability and general liability insurance for all of our locations and operations. While we believe our insurance policies to be adequate in amount and coverage for our current operations, there can be no assurance that coverage is sufficient to cover all future claims. In recent years, the cost of liability and other forms of insurance has increased significantly. There can be no assurance that such insurance will continue to be available in adequate amounts or at reasonable costs. We may face costly litigation that could force us to pay damages and harm our reputation.

         Like other participants in the healthcare market, we are subject to lawsuits alleging negligence, product liability, or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of our management. Although we currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. Although we have been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, if at all. A successful claim in excess of the insurance coverage could have a material adverse effect on our business, results of operations, or financial condition.

                     AVAILABILITY OF ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C. and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.


         We maintain an Internet website at www.qmedinc.com. We make available free of charge on our website our annual report on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as practicable after we electronically file such material, or furnish it to the SEC.

         The SEC allows us to "incorporate by reference" in this Prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all shares offered by this Prospectus are sold:

         o        Annual Report on Form 10-K for the fiscal year ended November
                  30, 2004.

         o Quarterly Reports on Form 10-Q for the fiscal quarters ended on February 29, 2004, on May 31, 2004, and on August 31, 2004.

         o Current Reports on Form 8-K filed on February 26, 2004, on April 20, 2004, on June 29, 2004, on October 14, 2004, on
                  October 26, 2004, on December 7, 2004.

         o        Definitive Proxy Statement filed on May 24, 2004.

Upon request, we will provide, to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered herewith, at no cost to the requester. You may request such information by telephone at (732) 544-5544, or by mail at the following address: QMed, Inc., 25 Christopher Way, Eatontown, New Jersey 08878.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of shares covered by this Prospectus. However, we may receive an aggregate of $1,866,934 if the Additional Investment Rights are exercised in full. Such funds, if any, will be used for working capital and general corporate expenses.

                              SELLING SHAREHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock as of March 5, 2005 by each selling shareholder. The shares covered by this Prospectus are being registered for the account of the Selling Shareholders named in the table below in order to permit the Selling Shareholders and their respective pledgees, assignees, and successors-in-interest to offer the respective shares for resale from time to time.

         In and in connection with the private placement to the Selling Shareholders, we agreed to file with the SEC a shelf registration statement, of which this Prospectus forms a part, to cover the resale of the shares. We also are required pursuant to these agreements to use our best efforts to maintain the effectiveness of such registration statement.

         The following table lists each person who may resell shares pursuant to this Prospectus and, in addition, sets forth: o the number of shares of outstanding common stock registered for sale and beneficially owned by each prior to the offering;

         o the number of shares registered for sale by each in the offering and issuable upon exercise of the Additional Investment Rights;

         o the total number of shares registered for sale by each in the offering; and

         o the number of shares of common stock owned by each after the offering, assuming each sells all of the shares registered for his or her benefit.

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
  SELLING SHAREHOLDER      OUTSTANDING SHARES     SHARES ISSUABLE UPON       TOTAL SHARES        OUTSTANDING SHARES
                              OWNED BEFORE            EXERCISE OF         REGISTERED FOR SALE   OWNED AFTER OFFERING
                                OFFERING         ADDITIONAL INVESTMENT
                                                        RIGHT (1)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Iroquois Capital, L.P.(2)        144,444                 36,111                  180,555                   0
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Cranshire Capital, L.P.(3)       193,792                 44,444                  222,222                   0
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Omicron Master Trust(4)          168,889                 42,222                  211,111                   0
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Smithfield Fiduciary
LLC (5)(a)                       144,444                 36,111                  180,555                   0
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1)      Includes all Additional Investment Rights owned by the shareholder.

(2) The selling shareholder has identified Joshua Silverman, as a natural person with voting and investment control over shares of common stock beneficially owned by the selling stockholder. Mr. Silverman disclaims beneficial ownership of the shares held y Iroquois Capital, L.P.

(3) Mitchell P. Kopin is the President of Downsview Capital, Inc. the general partner of Cranshire Capital, L.P. and has sole voting and investment discretion over the shares held by Cranshire Capital, L.P. Includes 16,014 common shares that were purchased in a previous private placement and are subject to a separate registration statement filed with the SEC that was declared effective in January, 2005, as amended and supplemented from time to time.

(4) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital") serves as investment manager to Omicron master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of March 3, 2005, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegate authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered b Omicron, as those terms are used for purposes under Regulation 13D-G of the securities Exchange Act of 934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling shareholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(5) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(a) This selling shareholder has identified itself as an affiliate of a registered broker-dealer. The selling shareholder has informed us that it acquired the common stock in the ordinary course of its business for its own account for investment purposes only and not with a view to, or for, distributing the securities and, at the time of purchase, it did not have any agreements, plans on understanding, directly or indirectly, with any person or entity to distribute the securities.

No Selling Shareholder has held a position as a director or executive officer of the company or has entered into a material employment relationship with us or any of our affiliates within the past three (3) years.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales;

         o broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

         The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Shareholder. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus.

         The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus.

         The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Shareholder. If we are notified by any Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the Selling Shareholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

         The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Shareholders.

                                     EXPERTS

         Our consolidated financial statements included in our November 30, 2004 Annual Report on Form 10-K as of November 30, 2004 and 2003 have been incorporated by reference in this Prospectus and in the registration statement of which this Prospectus is a part in reliance on the report of Amper, Politziner & Mattia P.C., an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of our common stock will be passed upon for us by St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We will pay all reasonable expenses incident to the registration of shares other than brokerage expenses, fees, discounts, and commissions. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

              EXPENSE                                    AMOUNT
------------------------------------------------ ------------------------------
SEC Registration Fee                                   $  1,077
Legal Fees and Expenses                                $  5,000
Accounting Fees and Expenses                           $  5,000
Other                                                  $  1,000
------------------------------------------------ ------------------------------
                           TOTAL                       $ 12,077

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursements for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. Our Certificate of Incorporation and Bylaws provide indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------

5.1 Opinion of St. John & Wayne, L.L.C. as to the legality of the securities being offered.**

10.1 Securities Purchase Agreement, dated February 14, 2005, by and among QMed, Inc. and the purchasers identified therein (the "Purchasers").*

10.2 Form of Additional Investment Rights, issued on February 14, 2005 by QMed, Inc. to each of the Purchasers.*

23.1     Consent of Amper, Politziner, and Mattia, P.C.**

23.2     Consent of St. John & Wayne, L.L.C. (contained in Exhibit 5.1)

24.1     Powers of Attorney (included on page 12 hereof)

* Incorporated by reference to the exhibits to Registrant's Current Report on Form 8-K dated February 15, 2005 and filed with the SEC on February 16, 2005.

**  Filed herewith

                                  UNDERTAKINGS

We hereby undertake:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Monmouth, State of New Jersey on the 11th day of March, 2005.
                                    QMed, Inc.

                                    By: /s/  Michael W. Cox
                                        ----------------------
                                    Name: Michael W. Cox
                                    Title:President and Chief Executive Officer

         We, the undersigned officers and directors of QMed, Inc., hereby severally constitute and appoint Michael W. Cox and William T. Schmitt, Jr. and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title

/s/ Michael W. Cox                    President, Chief Executive Officer, and
-----------------------------         Director (Principal Executive Officer)
Michael W. Cox

/s/ Jane A. Murray                    Executive Vice President, Chief Operating
-----------------------------         Officer and Director
Jane A. Murray

/s/ William T. Schmitt, Jr.           Senior Vice President and Chief Financial
-----------------------------         Officer (Principal Financial Officer)
William T. Schmitt, Jr.

/s/ Steven M. Vella                   Controller (Principal Accounting Officer)
-----------------------------
Steven M. Vella

                                      Chairman of the Board
-----------------------------
Bruce F. Wesson

/s/ A. Bruce Campbell                 Director
-----------------------------
A. Bruce Campbell, M.D.

/s/ David Feldman                     Director
-----------------------------
David Feldman

/s/ Richard I. Levin                  Director
-----------------------------
Richard I. Levin

/s/ Lucia L. Quinn                    Director
-----------------------------
Lucia L. Quinn

/s/ John J. Gargana, Jr.              Director
-----------------------------
John J. Gargana, Jr.

/s/ John P. Zanotti                   Director
-----------------------------
John P. Zanotti